UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2023

Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450
Louisville, Kentucky		40222

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SYPR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective November 3, 2023, the Board of Directors of Sypris Solutions, Inc., a Delaware corporation (the “Company”), approved certain amendments to the Company’s Amended and Restated Bylaws as follows:

Article II, Section 1, Section 2, Section 3, Section 4, Section 5, Section 6, Section 7, Section 10, Section 11, and Section 12 have been amended to clarify the processes and procedures for notice of, and to reschedule or cancel, shareholder meetings, the availability of electronic means for communications and access by stockholders to the list of stockholders entitled to vote at such meeting.

Article II, Section 12 governs when stockholder proposals or nominations of directors are properly brought before a shareholders meeting and has been amended to require, among other things, that (1) notice of proposal or nominee be delivered not later than the close of business on the 60th day, and no earlier than close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, (2) such nominees for director consent to being named as a nominee, (3) the existence, if any, of agreements, arrangements or understandings relating to any such compensation or payments to be paid to such nominee, (4) a representation by the Proposing Stockholder (as defined in the Bylaws) of the intention to solicit proxies in support of director nominees other than the Company’s nominees, (5) a description of any proxy or right of the Proposing Stockholder to vote any shares of the Company, (6) a description of any rights to dividends or other distributions on the shares of the Company owned by the Proposing Stockholder that are separated or separable from the underlying shares, and (7) a description of performance-related fees that Proposing Stockholder is entitled to, based on any increase or decrease in value of any shares of the Company. Additionally, for nominees to be eligible for election as a director of the Company a proposed nominee must deliver to the secretary of the Company all such information as the Company may reasonably require, including a signed questionnaire with respect background and qualifications and a written representation and agreement that such nominee (x) will not be a party to any agreement as to how such proposed nominee, if elected, will act or vote on an issue that has not been disclosed to the Company or that could limit or interfere or limit such proposed nominee’s fiduciary duties, (y) will not be a party to any agreement with any party other than the Company with respect to indirect or direct compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company, and (z) if elected as a director will be in compliance with all applicable publicly disclosed corporate governance, code of conduct and ethics, and conflict of interest, confidentiality, corporate entities and trading and any other policies and guidelines of the Company applicable to directors. The chairman of the Board (or the Board of Directors in advance of any stockholder meeting) shall have the power to determine whether a nomination or any business proposed to be brought before a meeting was made or proposed in accordance with the procedures set forth in the Bylaws or may declare such nomination or business is not incompliance and shall be disregarded or not transacted.

New Article II, Section 8 and Section 9 govern the conduct of stockholder meetings and the process for adjournments of stockholder meetings.

Article III, Section 2, Section 3, Section 9, and Section 11 have been amended to clarify the process for director resignations and process, record keeping and treatment for such consent actions by the Board of Directors.

Article IV, Section 2 governs the election and term of office for officers of the Company which has been amended to remove the requirement that the election of officers must occur at the first Board of Directors meeting held after each annual meeting of stockholders.

Article IV, Section 8 governs the duties and responsibilities of the office of treasurer and has been amended to eliminate the need for a bond or surety in connection with the treasurer’s discharge of his duties.

Article VI, Section 1 governs the form and process for stock certificates and uncertificated shares and has been amended to allow for any two authorized officers to sign a certificate representing shares of stock in certificated form.

Article VIII governs a waiver of notice under the Company’s Bylaws or the Certificate of Incorporation which has been amended to allow for any such waiver to be delivered by electronic transmission.

Article X governed the examination of the books of account be examined annually by an independent public accounting firm which has been eliminated.

New Article X governs the forum and adjudication of certain disputes be the Court of Chancery of the State of Delaware unless an alternative forum is consented to by the Company.

The amendments to the Company’s Amended and Restated Bylaws include certain other technical, modifying, and clarifying changes.

The foregoing description of the amendments is qualified in its entirety by reference to the Amended and Restated Bylaws which are filed as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements & Exhibits

(d)	Exhibits
3.1          Amended and Restated Bylaws of Sypris Solutions, Inc., as amended on November 3, 2023.
104         Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2023	Sypris Solutions, Inc.

	By:	/s/ Richard L. Davis
Richard L. Davis
Vice President, Chief Financial Officer and
Assistant Secretary